Exhibit 10.3

AMENDED AND RESTATED SEVERANCE AGREEMENT FOR MICHIO SOGA

This AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) was originally made and entered into as of the 16th day of June, 2005, and is amended and restated in its entirety as follows as of the 3rd day of May, 2006 (the “Effective Date”), by and between PHARMACOPEIA DRUG DISCOVERY, INC., a Delaware corporation (hereinafter, the “Company”), and MICHIO SOGA, an individual (hereinafter, “Employee”).

RECITALS

WHEREAS, Employee currently serves as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company and Employee desire to provide for the termination of Employee’s employment with the Company, effective as of the close of business on the Effective Date;

WHEREAS, the Company desires to provide certain benefits and payments to Employee in connection with such termination of his employment with the Company; and

WHEREAS, Employee desires to accept such benefits and payments on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.  TERMINATION AND EFFECT OF TERMINATION. Employee’s employment with the Company is AT WILL and shall be terminated effective as of 5:00 p.m. Eastern Time on the Effective Date. Upon such termination of Employee’s employment, the Company shall have no liability to Employee for compensation or benefits except that Company shall:

(i)  promptly after the Effective Date, pay Employee all compensation and benefits accrued, but unpaid, up to the Effective Date;

(ii)  six (6) months following the Effective Date, pay Employee, in a lump sum, One Hundred and Two Thousand and One Hundred Dollars ($102,100.00);

(iii)  maintain at the Company’s cost Employee’s group medical and dental coverage until the earlier of (a) the end of a period of four (4) months following the Effective Date, or (b) until such time as comparable medical and dental coverage is obtained by Employee; and

(iv)  permit Employee to retain one (1) copy of Employee’s “Contacts” file stored in the Company’s Microsoft Outlook network and one (1) copy of Employee’s hard-copy rolodex.

2. STOCK OPTIONS. Notwithstanding anything to the contrary in the Pharmacopeia Drug Discovery, Inc. 2004 Stock Incentive Plan or the Incentive Stock Option Award Notice dated June 16, 2005 between the Company and Employee (the “Incentive Stock Option Award Notice”) (a copy of which is attached hereto as Exhibit A), Employee and the Company agree that:

(i)   44,028 shares (the “Vested Shares”) of Common Stock of the Company subject to the Option (as defined in the Incentive Stock Option Award Notice) shall be fully vested on May 4, 2006, and the remainder of the shares of Common Stock of the Company subject to the Option are hereby forfeited for no additional consideration. The Company shall designate 24,213 of the 44,028 vested shares as Incentive Stock Options under Section 422 of the Internal Revenue Code.

(ii)   the Vested Shares shall be exercisable by Employee beginning on July 4, 2006 and ending on May 3, 2007, after which date any such Vested Shares that have not been exercised shall no longer be exercisable by Employee; and

(iii)  on May 3, 2007, the Incentive Stock Option Award Notice as modified herein, shall terminate.

3. GENERAL RELEASE. Notwithstanding anything in this Agreement to the contrary, no payments shall be made or benefits provided by the Company under Sections 1 or 2 prior to the execution by Employee of a general release in favor of the Company and its affiliates, and its and their respective officers, employees and directors. A form of general release is attached hereto as Exhibit B.

4. TAXES AND INSURANCE COVERAGE. Any taxes payable as a result of any payments made or benefits provided under this Agreement shall be the responsibility solely of Employee. The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation. The Company represents and warrants that (i) during the term of Employee’s employment with the Company, Employee was covered by a policy of insurance for directors’ and officers’ liability and (ii) after the Effective Date, such policy shall apply to Employee with respect to claims concerning conduct not excluded by the policy that occurred during such term of employment.

5. NON-COMPETITION; NON-SOLICITATION ; NON-DISPARAGEMENT.

(a)  Restrictions. (i) Employee shall not, for a period of twelve (12) months after the Effective Date, directly or indirectly:

(A) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent employee, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Employee may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

(B) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so; or

(C) solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

(ii)  After the Effective Date, (A) Employee shall not disparage the Company or its directors, officers, employees or affiliates, and (B) the Company shall not disparage Employee and shall direct Vida Communications Inc., the investor relations firm retained by the Company, not to disparage Employee. The obligations of this subparagraph shall not apply to Employee’s communications directly with officers and/or directors of the Company.

(b)  Effect on the Company’s Obligations. The Company’s obligation to make payments and provide the other benefits pursuant to Sections 1 and 2 above shall terminate in the event that, and at such time as, Employee is in breach of Employee’s obligations set forth in Section 5(a)(i)(A)-(C) above.

(c)  Definitions. For purposes of this Section 5:

(i) “Competing Entity” means any entity that is listed on Exhibit C attached hereto.

(ii) “Territory” means North America, Europe and Japan.

Notwithstanding anything in the above to the contrary, Employee may engage in the activities set forth in Section 5(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. Further, in determining whether a specific activity by Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (A) the duties to be performed by Employee and (B) the business activities of the Competing Entity at the time of Employee’s proposed engagement by such entity.

(d)  Acknowledgement. Employee acknowledges and agrees that the covenants set forth in this Section (as modified by Exhibit C hereto) are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest). Employee acknowledges and agrees that, in the event that Employee breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 5 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent) to render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

6. ARBITRATION. Any and all disputes between the parties (except actions to enforce the provisions of Section 5 of this Agreement) arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, may be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, “Rules”). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Princeton, New Jersey or at such other location as mutually agreed by the parties. Any arbitration award shall be final and binding on the parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in any United States District Court in the State of New Jersey. The parties consent to the jurisdiction of (and the laying of venue in) any such court.

7. NOTICES. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If to the Company, to:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Blvd.

Cranbury, NJ  08512

Attn.:                 General Counsel

(b)                                 If to Employee, to:

Michio Soga

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

8. WAIVER. The waiver by the Company or Employee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee or the Company, as applicable of any provision of this Agreement.

9. SEVERABILITY. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect. Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

10. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Employee. This Agreement may not otherwise be assigned by Employee. This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Employee hereby consents to such assignment.

11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Indemnity Agreement dated as of June 16, 2005 between the Company and Employee, the Incentive Stock Option Award Notice (as modified hereby), and the Employment, Confidential Information and Invention Assignment Agreement dated as of June 16, 2005 between the Company and

Employee, constitute the entire agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied. This Agreement supersedes any and all other prior or contemporaneous agreements, oral or written, concerning Employee’s employment, duties and compensation. This Agreement may be amended only in writing signed by Employee and the Chief Executive Officer or General Counsel of the Company.

12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. GOVERNING LAW; FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State. The parties consent to jurisdiction and laying of venue in the state and federal courts of New Jersey for purposes of resolving disputes under this Agreement

14. PUBLICITY; SECURITIES LAW FILINGS. Employee acknowledges and agrees that the Company intends to file with the U.S. Securities and Exchange Commission a Report on Form 8-K (the “8-K”) (i) disclosing the termination of Employee’s employment with the Company, (ii) attaching this Agreement and the Option Agreement as exhibits thereto and (iii) attaching any press release the Company issues in connection with the termination of Employee’s employment with the Company as an exhibit thereto. The Company agrees to provide a draft of the 8-K and any press release to Employee for comment no later than one (1) business day prior to such filing or release, and to reasonably consider any comments Employee may have to the content thereof. The form of the paragraphs concerning Employee to be included in such 8-K and the form of such press release are attached to this Agreement as Exhibit D.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective Date.

PHARMACOPEIA DRUG DISCOVERY, INC.

By:	/s/ Stephen C. Costalas

Stephen C. Costalas
Executive Vice President, General Counsel
and Secretary

EMPLOYEE

By:	/s/ Michio Soga

Michio Soga